UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2009 (June 23, 2009)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

           On June 23, 2009, the registrant, through its main operating subsidiary, Mid-America Apartments, L.P. (“Mid-America”), entered into an agreement with TPRF II/Memphis Investor L.L.C., an affiliate of Thackeray Partners to establish a joint venture, Mid-America Multifamily Fund II, LLC (“Fund II”) of which Mid-America will be a 1/3rd owner and TPRF II/Memphis Investor L.L.C., will be a 2/3rd owner. The agreement allows for Fund II to acquire up to $250 million of multifamily apartment communities over an eighteen-month period, with an expected total equity contribution by Mid-America of approximately $25 million. Mid-America anticipates that Fund II will be its exclusive investment vehicle for acquisitions 7 years of age or older during the investment period. Mid-America will receive a management fee of 4¼% of revenues, an asset management fee of ½% on equity invested, a ½% acquisition fee of the purchase price of each acquisition, and a promote fee for investment returns above 15%. Mid-America anticipates an investment life for Fund II of 6-8 years.

The foregoing description of the joint venture agreement does not purport to be complete and is qualified in its entirety by the terms of the Limited Liability Company Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report.

ITEM 8.01	Other Events

On June 29, 2009, the registrant issued a press release announcing it had established a joint venture. A copy of the release is furnished as Exhibit 99.1 to this Current Report.

ITEM 9.01                                Financial Statements and Exhibits

           (c)           Exhibits

Exhibit Number	Description
10.1	Limited Liability Company Agreement of Mid-America Multifamily Fund II, LLC
99.1	Press Release dated June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: June 29, 2009	/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)